                                                                    Exhibit 99.1


                          INDEX TO FINANCIAL STATEMENTS



REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS...........................F-1
CONSOLIDATED BALANCE SHEETS................................................F-2
CONSOLIDATED STATEMENTS OF OPERATIONS......................................F-3
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)..................F-4
CONSOLIDATED STATEMENTS OF CASH FLOWS......................................F-5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.................................F-6

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


The Board of Directors
The Shaw Group, Inc.

    We have audited the accompanying consolidated balance sheets of The IT Group, Inc. as of December 28, 2001 and December 29, 2000 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the fiscal years in the three-year period ended December 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The IT Group, Inc. at December 28, 2001 and December 29, 2000 and the consolidated results of their operations and their cash flows for the years ended December 28, 2001, December 29, 2000 and December 31, 1999 in conformity with accounting principles generally accepted in the United States.

    As described in Note 3, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," in 2001.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced operating losses and liquidity problems during the past year and is in violation of certain provisions of its credit facilities and, on January 16, 2002, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Pittsburgh, Pennsylvania
June 7, 2002,
except for the certain matters
discussed in Note 2, as to which
the date is June 15, 2002

                               THE IT GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                DECEMBER 28,    DECEMBER 29,
                                                                    2001            2000
                                                                ------------    ------------
                           ASSETS
Current assets:
   Cash and cash equivalents.................................   $     66,770    $     15,624
   Accounts receivable, less allowance for doubtful
     accounts of $11,456 and $12,549, respectively...........        293,699         440,566
   Prepaid expenses and other current assets.................         15,044          19,481
        Land held for sale ..................................         23,454          24,696
   Deferred income taxes.....................................             --          38,101
                                                                ------------    ------------
      Total current assets...................................        398,967         538,468
Property, plant and equipment, at cost:
   Land, buildings and improvements..........................         13,892          10,939
   Machinery and equipment...................................        108,094         107,097
                                                                ------------    ------------
      Less accumulated depreciation and amortization.........        121,986         118,036
        Net property, plant and equipment....................         59,838          54,902
                                                                ------------    ------------
Cost in excess of net assets of acquired businesses..........         62,148          63,134
Other assets.................................................            646         538,757
Deferred income taxes........................................         55,874          82,039
      Total assets...........................................             --         100,593
                                                                ------------    ------------
                                                                $    517,635    $  1,322,991
                                                                ============    ============

           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable..........................................   $    261,601    $    254,689
   Accrued wages and related liabilities.....................         46,508          40,459
   Billings in excess of revenues............................         38,570          45,744
   Other accrued liabilities.................................         67,965          42,391
   Debt in default...........................................        753,315              --
   Short-term debt, including current portion of
     long-term debt..........................................             --          14,600
                                                                ------------    ------------
      Total current liabilities..............................      1,167,959         397,883
Long-term debt...............................................             --         644,623
Other long-term accrued liabilities..........................          7,350          18,560
Commitments and contingencies
Stockholders' equity (deficit):
   Preferred stock, $100 par value; 180,000 shares
     authorized
   7% cumulative convertible exchangeable, 20,556
     issued and outstanding, 24,000 shares authorized........          2,056           2,056
   6% cumulative convertible participating, 46,095
     shares issued and outstanding...........................          4,609           4,609
   Common stock, $.01 par value; 50,000,000 shares
     authorized; 23,058,291 and 22,918,154 shares
     issued, respectively....................................            231             229
   Treasury stock at cost, 1,030,447 and 1,037,671
     shares, respectively....................................         (4,867)         (5,151)
   Additional paid-in capital................................        350,990         351,063
   Unearned compensation, restricted stock...................           (635)           (826)
   Deficit...................................................     (1,007,479)        (89,010)
   Accumulated other comprehensive loss......................         (2,579)         (1,045)
                                                                ------------    ------------
      Total stockholders' equity (deficit)...................       (657,674)        261,925
                                                                ------------    ------------
      Total liabilities and stockholders' equity (deficit)...   $    517,635    $  1,322,991
                                                                ============    ============


       The accompanying notes are an integral part of these consolidated financial statements.

                               THE IT GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             TWELVE MONTHS      TWELVE MONTHS       TWELVE MONTHS
                                                 ENDED              ENDED               ENDED
                                           DECEMBER 28, 2001   DECEMBER 29, 2000   DECEMBER 31, 1999
                                           -----------------   -----------------   -----------------
Revenues..................................   $   1,257,570       $   1,447,251       $   1,314,251
Cost and expenses:
    Cost of revenues......................       1,294,809           1,266,550           1,128,393
    Selling, general and administrative
      expenses............................          72,132              55,992              56,363
    Amortization of goodwill..............          20,518              19,517              14,778
    Impairment of long-lived assets.......         529,428                  --                  --
        Special charges...................          15,392              40,745                  --
                                             -------------       -------------       -------------
Operating (loss) income...................        (674,709)             64,447             114,717

Interest, net.............................          78,298              72,169              54,115
                                             -------------       -------------       -------------
(Loss) income from continuing operations
  before income taxes.....................        (753,007)             (7,722)             60,602

Provision (benefit) for income taxes......         144,182              (9,738)             21,924
                                             -------------       -------------       -------------
Net (loss) income from continuing
  operations..............................        (897,189)              2,016              38,678

Discontinued operations...................          17,200                  --                  --
                                             -------------       -------------       -------------
Net (loss) income.........................        (914,389)              2,016              38,678
Less preferred stock dividends............          (4,080)             (6,360)             (6,360)
                                             -------------       -------------       -------------
Net (loss) income applicable to common
  stock...................................   $    (918,469)      $      (4,344)      $      32,318
                                             =============       =============       =============

Net (loss) income  per share basic:
    Continuing operations.................   $      (41.36)      $       (0.19)      $        1.42
    Discontinued operations...............           (0.79)                 --                  --
                                             -------------       -------------       -------------
                                                    (42.15)      $       (0.19)      $        1.42
                                             =============       =============       =============
Net (loss) income  per share diluted:

    Continuing operations.................   $      (41.36)      $       (0.19)      $        1.20
    Discontinued operations...............           (0.79)                 --                  --
                                             -------------       -------------       -------------
                                             $      (42.15)      $       (0.19)      $        1.20
                                             =============       =============       =============


       The accompanying notes are an integral part of these consolidated financial statements.

                               THE IT GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR
            THE TWELVE MONTHS ENDED DECEMBER 28, 2001, DECEMBER 29, 2000,
                              AND DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                    7%            6%
                                CUMULATIVE    CUMULATIVE
                                CONVERTIBLE   CONVERTIBLE                                  UNEARNED
                                EXCHANGEABLE PARTICIPATING                   ADDITIONAL  COMPENSATION,
                                 PREFERRED     PREFERRED   COMMON  TREASURY   PAID-IN     RESTRICTED
                                   STOCK         STOCK     STOCK    STOCK     CAPITAL        STOCK
                                 ---------     ---------  -------  --------  ----------  -------------
Balance at December 25, 1998.... $   2,056     $   4,609  $   227  $    (74) $  348,794  $          --
  Comprehensive income:
   Net income...................        --            --       --        --          --             --
   Foreign currency
     translation adjustments....        --            --       --        --          --             --

  Comprehensive income..........

  Dividends on preferred stock..        --            --       --        --          --             --
  Purchase of restricted stock,
    net.........................        --            --       --      (659)       (207)            --
  Stock options exercised.......        --            --        1      (754)      1,854             --
  Shares issued in business
    combinations and other
    items ......................        --            --       --       541         186             --
                                 ---------     ---------  -------  --------  ----------  -------------
Balance at December 31, 1999....     2,056         4,609      228      (946)    350,627             --
  Comprehensive income:
   Net income...................        --            --       --        --          --             --
   Foreign currency
     translation adjustments ...        --            --       --        --          --             --

  Comprehensive income..........

  Dividends on preferred stock..        --            --       --        --          --             --
  Issuance of restricted stock..        --            --        1       589         561         (1,151)

  Stock plan amortization.......        --            --       --        --          --            288
  Treasury stock purchases......        --            --       --    (4,943)         --             --
  Other.........................        --            --       --       149        (125)            37
                                 ---------     ---------  -------  --------  ----------  -------------
Balance at December 29, 2000....     2,056         4,609      229    (5,151)    351,063           (826)
  Comprehensive income (loss):

   Net loss.....................        --            --       --        --          --             --
   Adjustment for change in
     accounting principle (SFAS
     133), net of $0.8 million
     of tax ....................        --            --       --        --          --             --
   Realized derivative losses
     on cash flow hedges, net
     of $0.8 million of tax ....        --            --       --        --          --             --
   Foreign currency
     translation adjustments....        --            --       --        --          --             --

  Comprehensive loss............        --            --       --        --          --             --

  Dividends on preferred stock..        --            --       --        --          --             --
  Issuance of restricted stock..        --            --       --       284         (73)           191

  Other.........................        --            --        2        --          --             --
                                 ---------     ---------  -------  --------  ----------  -------------
Balance at December 28, 2001.... $   2,056     $   4,609  $   231  $ (4,867) $  350,990  $        (635)
                                 =========     =========  =======  ========  ==========  =============

                                                ACCUMULATED
                                                   OTHER
                                               COMPREHENSIVE
                                    INCOME         INCOME
                                  (DEFICIT)        (LOSS)        TOTALS
                                 -----------   -------------   ---------
Balance at December 25, 1998.... $  (116,984)   $       (460)  $ 238,168
  Comprehensive income:
   Net income...................      38,678              --      38,678
   Foreign currency
     translation adjustments....          --             364         364
                                                               ---------
  Comprehensive income..........                                  39,042
                                                               ---------
  Dividends on preferred stock..      (6,360)             --      (6,360)
  Purchase of restricted stock,
    net.........................          --              --        (866)
  Stock options exercised.......          --              --       1,101
  Shares issued in business
    combinations and other
    items ......................          --              --         727
                                 -----------    ------------   ---------
Balance at December 31, 1999....     (84,666)            (96)    271,812
  Comprehensive income:
   Net income...................       2,016              --       2,016
   Foreign currency
     translation adjustments ...          --            (949)       (949)
                                                               ---------
  Comprehensive income..........                                   1,067
                                                               ---------
  Dividends on preferred stock..      (6,360)             --      (6,360)
  Issuance of restricted stock..          --              --          --

  Stock plan amortization.......          --              --         288
  Treasury stock purchases......          --              --      (4,943)
  Other.........................          --              --          61
                                 -----------    ------------   ---------
Balance at December 29, 2000....     (89,010)         (1,045)    261,925
  Comprehensive income (loss):

   Net loss.....................    (914,389)             --    (914,389)
   Adjustment for change in
     accounting principle (SFAS
     133), net of $0.8 million
     of tax ....................          --          (1,317)     (1,317)
   Realized derivative losses
     on cash flow hedges, net
     of $0.8 million of tax ....          --           1,317       1,317
   Foreign currency
     translation adjustments....          --          (1,534)     (1,534)
                                                ------------   ---------
  Comprehensive loss............                      (1,534)   (915,923)
                                                ------------   ---------
  Dividends on preferred stock..      (4,080)             --      (4,080)
  Issuance of restricted stock..          --              --         402

  Other.........................          --              --           2
                                 -----------    ------------   ---------
Balance at December 28, 2001.... $(1,007,479)   $     (2,579)  $(657,674)
                                 ===========    ============   =========



       The accompanying notes are an integral part of these consolidated financial statements.

                               THE IT GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          TWELVE       TWELVE        TWELVE
                                                          MONTHS       MONTHS        MONTHS
                                                          ENDED        ENDED         ENDED
                                                       DECEMBER 28,  DECEMBER 29,  DECEMBER 31,
                                                          2001          2000          1999
                                                        ----------   ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income.................................  $(914,389)   $     2,016   $   38,678
         Adjustments to reconcile net (loss)
         income to net cash provided by
         (used for) operating activities:
           Net loss from discontinued operations......     17,200             --           --
           Impairment of long-lived assets............    529,428             --           --
           Depreciation and amortization..............     38,683         37,011       30,369
           Special charges............................     15,392         40,745           --
           Deferred income taxes......................    142,493        (12,244)      18,924
           Loss from disposal and write-downs of
             property and equipment...................      5,199             --           --
           Other......................................      3,930             51        2,662
    Changes in operating assets and liabilities
      (using) providing cash, net of effects from
      acquisitions and dispositions of businesses:
       Accounts receivable............................    148,045        (59,520)     (75,771)
       Prepaid expenses and other current assets .....      5,919        (10,981)     (10,577)
       Accounts payable...............................     12,544         56,089       41,669
       Accrued wages and related liabilities..........      6,442            (34)     (13,864)
       Billings in excess of revenues.................     (7,244)        28,567        6,121
       Other accrued liabilities......................       (849)       (25,957)       3,046
       Discontinued operations, net...................     (3,127)       (10,748)       5,796
                                                        ---------    -----------   ----------
       Net cash provided by (used for) operating
         activities...................................       (334)        44,995       47,053
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures..............................    (15,955)       (18,792)     (21,762)
    Proceeds on sale of assets........................      1,798         12,990           --
    Acquisition of businesses, net of cash acquired...    (22,121)       (53,228)    (208,860)
    Other, net........................................      3,038           (783)      (1,101)
                                                        ---------    -----------   ----------
    Net cash used for investing activities............    (33,240)       (59,813)    (231,723)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Financing costs...................................     (1,904)        (5,570)      (8,612)
    Repayments of long-term borrowings................   (223,359)      (433,632)    (316,952)
    Long-term borrowings..............................    314,063        450,519      525,575
    Dividends paid on preferred stock.................     (4,080)        (5,461)      (7,258)
    Purchase of treasury shares.......................         --         (4,943)          --
    Issuances of common stock, net....................         --             --          181
                                                        ---------    -----------   ----------
    Net cash provided by financing activities.........     84,720            913      192,934
                                                        ---------    -----------   ----------
Net increase (decrease) in cash and cash equivalents..     51,146        (13,905)       8,264
Cash and cash equivalents at beginning of period......     15,624         29,529       21,265
                                                        ---------    -----------   ----------
Cash and cash equivalents at end of period............  $  66,770    $    15,624   $   29,529
                                                        =========    ===========   ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation and Principles of Consolidation

      The consolidated financial statements include The IT Group, Inc. (IT or the Company) and its wholly-owned and majority-owned subsidiaries. The Company uses the equity method to account for certain joint ventures in which the Company does not have in excess of 50% of voting control. Intercompany transactions are eliminated.

      The consolidated financial statements have been prepared assuming the Company will continue as a going concern although substantial doubt has been raised about its ability to do so. Management's plans in regard to the Company's ability to continue as a going concern are described in Note 2.

Estimates Used in the Preparation of the Consolidated Financial Statements

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements.

Cash Equivalents

      Cash equivalents include highly liquid investments with an original maturity of three months or less. As of December 28, 2001 and December 29, 2000, the carrying amount reported in the balance sheet approximates fair value.

Contract Accounting, Accounts Receivable and Billings in Excess of Revenues

      The Company primarily derives its revenues from providing diversified, value-added services in the areas of consulting, engineering and construction, facilities management, and remediation services in the United States, principally to federal, state and local governmental entities, large industrial companies, utilities and waste generators. Services are performed under time-and-material, cost-reimbursement, fixed-price and unit-bid contracts. The Company's contracts are generally completed within 2 years.

      Revenues from time-and-material and cost-reimbursement contracts are recognized as costs are incurred. Estimated fees on such contracts and revenues on fixed-price and certain unit-bid contracts are recognized under the percentage-of-completion method determined based on the ratio of costs incurred to estimated total costs. Anticipated losses on contracts are recorded as identified. Certain contracts include provisions for revenue adjustments to reflect scope changes and other matters, including claims, which require negotiations with clients to settle the amounts in the ordinary course of business, leading to estimates of claim or scope change amounts being included in

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


revenues. When such amounts are finalized, any changes from the estimates are reflected in revenues.

      During the fourth quarter of 2001, the Company recorded a charge to reduce accounts receivable and revenues by $167 million. This charge resulted from changes in estimates caused by vendor issues, the Company's liquidity issues, adjustments to estimated claims recovery, and ultimately the Company's filing for protection under Chapter 11 of the U.S. Bankruptcy Code. All of the preceding factors lead to the Company's inability to complete contracts and were factors in recording the charge.

      Included in accounts receivable at December 28, 2001 are billed receivables of $227 million, costs and estimated profits in excess of billings of $37 million, contract claims and unapproved change orders of $4 million, investments in federal privatization projects of $9 million and retention of $17 million. Accounts receivable from the U.S. Government as of December 28, 2001 were $144 million, or 49% of total accounts receivable. At December 29, 2000, accounts receivable included billed receivables of $315 million, costs and estimated profits in excess of billings of $59 million, contract claims and unapproved change orders of $26 million, investments in federal privatization projects of $22 million and retention of $18 million. Accounts receivable from the U.S. Government as of December 29, 2000 were $199 million, or 45% of total accounts receivable.

      Costs and estimated profits in excess of billings typically represent amounts earned under the Company's contracts but not yet billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Generally, these amounts are expected to be billed and collected in the subsequent year. Billings in excess of revenues represent amounts billed in accordance with contract terms, which are in excess of the amounts includable in revenue.

      The Company performs periodic evaluations of its clients' financial condition and generally does not require collateral. At December 28, 2001, accounts receivable are primarily concentrated in federal, state and local governmental entities and in commercial clients in which the Company does not believe there is any undue credit risk.

      During fiscal 2001 and 2000, the Company received $4 million and $33 million, respectively, as advance contract payments on the Iron Mountain Mines Superfund Site project (Iron Mountain project). These advance payments are classified within billings in excess of revenues and principally represent the present value of the first ten years of contract work to be performed for operations and maintenance activities on the project. The billings in excess of revenue balance for this contract was $27.9 million at December 28, 2001. The Iron Mountain project includes various forms of contingent contractual payments to the Company in the event of unforeseen cost increases. The Company defaulted on the Iron Mountain contract.

Land Held for Sale

      Land held for sale includes environmentally impaired properties and wetland mitigation banks acquired to be redeveloped and sold. The carrying value of the assets includes the original acquisition cost and costs incurred to develop the properties for resale.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property, Plant and Equipment

      The cost of property, plant and equipment is depreciated using primarily the straight-line method over the following useful lives of the individual assets: buildings--20 to 30 years, land improvements--3 to 20 years, and machinery and equipment--3 to 10 years including salvage value. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease. The Company capitalizes major repair and maintenance expenditures which enhance the operations or extend the useful life of capital equipment.

   The Company monitors the recoverability of the carrying value of its long-lived assets. An impairment charge is recognized when the expected net undiscounted future cash flows from the assets' use are less than the assets' carrying value.

Interest

      Interest incurred was $82.1 million, $73 million and $56 million for the twelve months ended December 28, 2001, December 29, 2000, and December 31, 1999, respectively. Interest expense incurred on capital expenditures for assets constructed by the Company is capitalized and included in the cost of such assets. Total capitalized interest was approximately $2.4 million, $1.1 million and $0.8 million for the twelve months ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively.

      Interest income is principally earned on the Company's investments in cash equivalents and was $3.8 million, $0.9 million, and $1.8 million for the twelve months ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively.

Derivative Instruments and Hedging Activities

      The Company recognizes all derivatives on the balance sheet at fair value. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. However, to the extent that the change in value of a derivative does not perfectly offset the change in the value of the item being hedged, that ineffective portion is immediately recognized in operations. Hedge effectiveness is assessed by comparing the cash flows on the forecasted transaction attributable to the hedged risk with the cash flows from the derivative transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Cost in Excess of Net Assets of Acquired Businesses

      Cost in excess of net assets of acquired businesses is amortized over 20 to 40 years on a straight-line basis. At December 29, 2000, accumulated amortization was $50 million. On an ongoing basis, when there are indicators of impairment such as recurring operating losses, the Company evaluates the recoverability of intangibles in relation to the estimated future undiscounted cash flows expected to be generated from the businesses acquired. In December 2001, the Company recorded an impairment charge of $528 million related to the write-off of unamortized cost in excess of net assets of acquired businesses (see Note 6, "Impairment of Long-Lived Assets and Special Charges").

 Stock-based Compensation

      Upon approval by the Compensation Committee of the Board of Directors, the Company grants stock options for a fixed number of shares to employees and members of the Board of Directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for its stock grants in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25), "Accounting for Stock Issued to Employees," and the related interpretations. The pro forma information regarding net income and earnings per share as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) is disclosed in Note 12, "Stock Incentive Plans." The Company grants fixed awards of nonvested stock which vest over a service period. Compensation cost for these awards is recognized ratably over the service period.

Changes in Presentation of Comparative Financial Statements

      Certain amounts in the December 29, 2000 and December 31, 1999 financial statements were reclassified to conform with the presentation in the current period.

Risks and Uncertainties

      The Company provides a broad range of environmental and hazardous waste remediation services to its clients located primarily in the United States. The assessment, remediation, analysis, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or injuries caused by the escape of hazardous materials into the environment. The Company is subject to regulation by applicable federal, state and local agencies. All facets of the Company's business are conducted in the context of a complex statutory, regulatory and governmental enforcement framework. The Company's operations must satisfy stringent laws and regulations, and noncompliance could result in fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities for violations of environmental laws and regulations, and liability to clients and to third parties for damages arising from performing services for clients, which could have a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company. Although the Company believes that it generally benefits from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks for the Company. Future changes

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


in regulations may have a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company.

      The Company does not believe there are currently any material environmental liabilities related to continuing operations not already recorded or disclosed in its financial statements. The Company anticipates that its compliance with various laws and regulations relating to the protection of the environment will not have a material effect on its capital expenditures, future earnings or competitive position.

      The Company's revenue from U.S. governmental agencies accounted for 54%, 50% and 57% of revenue for the twelve months ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively. Because of its dependence on government contracts, the Company also faces the risks associated with such contracting, which could include civil and criminal fines and penalties. As a result of its government contracting business, the Company has been, is and may in the future be subject to audits and investigations by government agencies. The fines and penalties which could result from noncompliance with the Company's government contracts or appropriate standards and regulations, or the Company's suspension or debarment from future government contracting, could have a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company. The dependence on government contracts will also continue to subject the Company to significant financial risk and an uncertain business environment caused by any federal budget reductions.

      In addition to the above, there are other risks and uncertainties that involve the Company's ability to continue as a going concern and the use of estimates in the preparation of the Company's consolidated financial statements (see Note 2, "Going Concern," Note 4, "Business Acquisitions," Note 6, "Impairment of Long-Lived Assets and Special Charges" and Note 10, "Commitments and Contingencies").

2.    GOING CONCERN:

      In September 2001, due to the uncertainty with maintaining compliance with the increasingly restrictive financial covenants under its credit facilities, the Company requested, and received approval from its lenders for, an amendment to its credit agreement effective September 27, 2001. The amendment revised financial covenants for maximum EBITDA leverage, minimum interest coverage, minimum fixed charge coverage, and net worth, for the quarters ended September 28, 2001 and December 28, 2001. As amended, the Company was compliant with its credit agreement at September 28, 2001. The September 2001 amendment was the first step of an intended two-step credit facilities amendment process.

      As a result of continuing deterioration in project performance, volume fluctuations, lack of bonding availability, the recessionary U.S. economy and the events of September 11, 2001, the Company announced on November 30, 2001 that it would not declare a quarterly dividend payable on its 7% cumulative convertible exchangeable preferred stock. In addition, the Company rescinded the declaration of its August 20, 2001 dividend and did not declare the November 20, 2001 quarterly dividend on the Company's 6% cumulative convertible participating preferred stock (see Note 11, "Preferred Stock").

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      On December 13, 2001, the Company announced it would not be in compliance with the financial covenants of its credit facilities at December 28, 2001 and that it was working with its senior lenders to reach a satisfactory financial arrangement. As a result of the Company's failure to complete the intended two-step amendment of its credit facilities (see Note 7, "Debt in Default"), the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code on January 16, 2002.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as discussed above, the Company has experienced significant liquidity problems during the past year, is in violation of the terms of its credit facilities and ultimately filed for bankruptcy protection. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters included entering into a strategic transaction which was effectuated and is described below. The financial statements do not include all adjustments that might result from the bankruptcy proceedings and sale of the Company.

      On May 3, 2002, The Shaw Group Inc. (Shaw Group) completed the acquisition of substantially all the assets ($374 million) and the assumption of certain liabilities ($243 million) of the Company. The purchase price was for a total of $105 million, with the Shaw Group to pay approximately $52.5 million in cash and issue approximately 1.67 million shares of Shaw Group common stock, and the assumption of certain liabilities including the Debtor-in-Possession financing (see Note 7, "Debt in Default"). The Company expects to record a pre tax loss of $26 million related to this sale. On April 25, 2002, a court order was signed under Chapter 11 of the U.S. Bankruptcy Code approving the transaction.

      On June 15, 2002, Shaw Group completed its acquisition of substantially all the assets (approximately $32 million) and the assumption of certain liabilities (approximately $17 million) of Beneco Enterprises, Inc. (Beneco), a wholly-owned subsidiary of the Company. Beneco was forced into involuntary bankruptcy by its creditors separate from the Company's bankruptcy proceeding. Shaw Group entered into an agreement with certain of Beneco's and IT's surety companies (the sureties) to complete certain Beneco and IT contracts-in-progress at the time of their bankruptcies. In return, Shaw Group received a cash payment of $13.4 million and assumed the Debtor-in-Possession financing provided to Beneco by the sureties of $19 million. To complete the acquisition, Shaw Group provided Debtor-in-Possession financing to Beneco of $1.6 million and paid cash of $650,000 at the transaction closing. The Company expects to record a pre tax gain of $6.3 million related to this sale.

      Following the sale of substantially all of the Company's assets, the bankruptcy estate (the assets and liabilities excluded from the Shaw Group transactions) has assets of $48 million and liabilities of $878 million with virtually no ongoing operations. Accordingly, based on available assets, including those obtained from the Shaw Group transactions, the secured debt holders will be partially repaid and the unsecured creditors, preferred stockholders and common stockholders will substantially never be paid.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES:

      The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, (SFAS No. 133) on December 30, 2000, the beginning of its 2001 fiscal year. SFAS No. 133 requires the transition adjustment from adoption to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative transition adjustment to decrease other comprehensive income by $1.3 million, net of related tax effects, to recognize the fair value of its derivative instruments.

      The Company's credit facilities require it to have a portion of its credit facility borrowings converted from variable rate interest to fixed rate interest. The Company utilizes derivative financial instruments, such as interest rate swaps, to fulfill this requirement. As of December 28, 2001, the Company had a $150 million interest rate swap agreement which expires in August 2003, fixing the rate on a like amount of variable rate borrowings where the Company, as the fixed rate payer, pays (receives) the difference between 3-month LIBOR and a fixed rate of 6.455%. The fair value of the swap at December 28, 2001 was an $8.2 million liability classified within other current liabilities on the Consolidated Balance Sheets. The swap was designated as a cash flow hedge instrument upon adoption of SFAS No. 133 on December 30, 2000, and the swap was a highly effective hedge for the quarters ended March 30, 2001, June 29, 2001 and September 28, 2001 using the variable cash flows method. The amounts of hedge ineffectiveness for each of the three quarterly reporting periods of fiscal 2001were not significant. During the fourth quarter of 2001, however, the swap failed to qualify as an effective hedge due to the Company's default under its credit facilities (described in Note 7) and a related default on the $150 million interest rate swap agreement. As a result, the hedged transaction was not probable. At the current fair value based on prevailing interest rates as of December 28, 2001, the $5.0 million of accumulated other comprehensive loss (net of related tax effects) related to the swap agreement was charged to earnings as a result of quarterly swap settlements with the counterparty and the ineffective portion of the hedge during 2001 and is recorded as a component of interest expense ($8.2 million) and income taxes ($3.2 million).

      The Company had an interest rate cap agreement with a notional amount of $126 million expiring in August 2004 which was also classified as a cash flow hedge instrument. For the same reasons described above pertaining to the swap agreement, the cap failed to qualify as an effective hedge during the fourth quarter of 2001. Consequently, $0.2 million of accumulated other comprehensive income, net of related tax effects, was reclassified into earnings. The Company also had an option which expired in August 2001 that provided the counterparty to the $150 million swap agreement with the right to enter into a swap agreement whereby the Company would be the variable rate payer. This option was not classified as a hedge instrument and expired unexercised. The fair values of the interest rate cap agreement and the option were $0.2 million and $ 0, respectively, as of December 28, 2001.

4.    BUSINESS ACQUISITIONS:

W&H Pacific, Inc.

      On May 9, 2000, the Company acquired all of the outstanding capital stock of W&H Pacific, Inc. (W&H Pacific) for $10 million plus approximately $0.5 million in transaction costs, and contingent consideration up to $8 million over the two next years of which $5 million has been paid through December 28, 2001. W&H Pacific is an engineering and design firm serving the northwestern United States in the telecommunications, transportation, and land development markets, with annual revenues of approximately $35 million.

      The transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 (APB Opinion No.16), "Business Combinations." The acquisition was not material for presentation of pro forma financial information. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $6 million was classified as cost in excess of net assets of acquired businesses.

      The estimated fair value of the assets acquired and liabilities assumed of W&H Pacific, as adjusted, were as follows:

        DESCRIPTION                                                 AMOUNT
        -----------                                                 ------
                                                                (In thousands)
        Current assets..........................................   $6,701
        Property and equipment..................................    1,054
        Cost in excess of net assets of acquired businesses.....    5,549
        Other long-term assets..................................    1,658
        Current liabilities.....................................    4,592
        Long-term liabilities...................................       66

      As a result of the acquisition of W&H Pacific, the Company has adopted a plan and commenced the process of reducing consolidated employment. The acquired balance sheet included an accrual of $0.5 million for estimated W&H Pacific severance costs, of which $0.3 million has been paid through December 28, 2001.

EMCON

      On June 15, 1999, the Company acquired all of the outstanding capital stock of EMCON, a California Corporation (EMCON) for approximately $62 million plus $2 million in transaction costs. EMCON was an environmental consulting, engineering, design, construction and related outsourced services firm serving primarily the private sector with a focus on the solid waste service market.

      The transaction was accounted for as a purchase in accordance with APB Opinion No. 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $56 million is classified as cost in excess of net assets of acquired businesses.

      The estimated fair value of the assets acquired and liabilities assumed of EMCON, as adjusted, were as follows:

        DESCRIPTION                                                   AMOUNT
        -----------                                                   ------
                                                                  (In thousands)
        Current assets..........................................      $37,601
        Property and equipment..................................        8,099
        Cost in excess of net assets of acquired businesses.....       55,585
        Other long-term assets..................................       21,414
        Current liabilities.....................................       45,939
        Long-term liabilities, primarily debt...................       12,225

      As a result of the acquisition of EMCON, the Company has adopted a plan and commenced the process of closing specific overlapping facilities and reducing consolidated employment. The acquired balance sheet included an accrual of $19 million for the estimated EMCON severance, office closure and lease termination costs of which $16 million has been paid through December 28, 2001.

EFM Group

      On April 9, 1999, the Company acquired specified assets of the EFM Group
(EFM) from ICF Kaiser International, Inc. (Kaiser) for $82 million, representing $74 million in cash net of $8 million of working capital retained by Kaiser. EFM provided environmental remediation, program management and technical support for United States Government agencies including the Department of Defense, National Aeronautics and Space Administration and the Department of Energy, as well as private sector environmental clients.

      The transaction was accounted for as a purchase in accordance with APB Opinion No. 16. The excess of the purchase price over the adjusted fair value of assets acquired and liabilities assumed of $92 million was classified as cost in excess of net assets of acquired businesses.

      As a result of the acquisition of EFM, the Company has adopted a plan and commenced the process of closing specific overlapping facilities and reducing consolidated employment. The acquired balance sheet included an accrual of $7 million for the estimated EFM severance, office closure and lease termination costs, all but $0.4 million of which had been paid through December 28, 2001.

Roche

      On March 31, 1999, the Company acquired all of the outstanding capital stock of Roche Limited Consulting Services (Roche) for $10 million plus $1 million in transaction costs. The transaction also included contingent consideration, of which $6.4 million has been paid and recorded as additional cost in excess of net assets of acquired businesses. An additional earnout payment of $2.7 million is currently due. Roche is based in Quebec City, Canada and provides engineering and construction services to wastewater, paper, mining and transportation industries worldwide.

      The transaction was accounted for as a purchase in accordance with APB Opinion No. 16. The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $10 million was classified as cost in excess of net assets of acquired businesses.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      The estimated fair value of the assets acquired and liabilities assumed of Roche, as adjusted, were as follows:

    DESCRIPTION                                                     AMOUNT
    -----------                                                     ------
                                                                (In thousands)
    Current assets...........................................      $11,670
    Property and equipment...................................        1,711
    Cost in excess of net assets of acquired businesses......       10,238
    Other long-term assets...................................        3,989
    Current liabilities......................................       12,289
    Long-term liabilities, primarily debt....................          664

Pro Forma Effects of Acquisitions

      The following unaudited pro forma condensed statement of operations gives effect to the Roche, EFM and EMCON acquisitions as if the acquisitions occurred on December 26, 1998. Basic and diluted income (loss) per share have been calculated utilizing the basic and diluted weighted average of IT shares outstanding during the period.

                                                   TWELVE MONTHS
                                                       ENDED
                                                   DECEMBER 31,
                                                       1999
                                                     PRO FORMA
                                                 ----------------
                                                  (In thousands,
                                                    except per
                                                    share data)
Income  before income taxes.....................      $55,412
Net income......................................       35,245
Net income applicable to common stock...........       28,885
Income per share:
    Basic.......................................         1.27
    Diluted.....................................         1.08

      The pro forma results do not reflect anticipated cost savings and do not necessarily represent results which would have occurred if the Roche, EFM and EMCON mergers had taken place at the date and on the basis assumed above.

Contingent Consideration

      Certain acquisition agreements include potential contingent payments. For the twelve months ended December 28, 2001, $9.6 million was earned under the acquisition agreements and was recorded as an increase to cost in excess of net assets of acquired businesses. The Company made cash payments of $6.8 million for contingent consideration relating to previous acquisitions during 2001 and $9.6 million in 2000. Potential future contingent payments for previous acquisitions as of December 28, 2001 range from a low of $2.7 million to a maximum of approximately $6.7 million through 2004, payable in cash. The maximum contingent consideration payable within the next year is $6.7 million. The Company defaulted on a $2.7 million Roche related contingent consideration payment due in September 2001. Additionally, the Company does not intend to make payment on any future earned contingent consideration related to the W&H Pacific acquisition.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Business Acquisition Accruals

      The following table summarizes the activity of acquisition-related integration accruals for liabilities recognized in connection with purchase business combinations for the twelve months ended December 28, 2001.

                                            TWELVE MONTHS ENDED DECEMBER 28, 2001
                               -------------------------------------------------------------------
                               DECEMBER 29, 2000     ACCRUALS      PAYMENTS     DECEMBER 28, 2001
                               -----------------    ----------    ----------    ------------------
                                                        (In thousands)
  Severance...................... $     2,403       $       --    $      748    $          1,655

  Office closure, lease
    termination and other........       9,283               --         5,001               4,282
                                  -----------       ----------    ----------    ----------------
  Total.......................... $    11,686       $       --    $    5,749    $          5,937
                                  ===========       ==========    ==========    ================

5.    CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES:

      Supplemental cash flow information is:

                                                            TWELVE MONTHS ENDED
                                                  DECEMBER 28,  DECEMBER 29,  DECEMBER 31,
                                                      2001         2000          1999
                                                  ------------  ------------  ------------
                                                               (In thousands)
Interest paid, net of amounts capitalized........   $ 74,854       $68,018      $46,993
Interest received................................      1,273           957          729
Income taxes paid................................      1,731         2,718        1,945
Income tax refunds received......................        663         4,121          196
Acquisition liabilities assumed..................         --        15,764       90,436
Stock issued in connection with acquisitions.....         --            --          278

6.    IMPAIRMENT OF LONG-LIVED ASSETS AND SPECIAL CHARGES:

      Twelve Months Ended December 28, 2001: The Company recorded a long-lived asset impairment charge of $528 million for impairment of cost in excess of net assets of acquired businesses. In addition, a $1 million charge was recorded for certain assets held for sale. As a result of a continuing deterioration in project performance, volume fluctuations, reduced bonding capacity, the recessionary U.S. economy and the events of September 11, 2001, the Company experienced significant operating losses and liquidity constraints. Due to these indicators of impairment, the Company evaluated the recoverability of acquired assets resulting from prior business acquisitions. This evaluation, which incorporated the fair value of the Company's businesses resulted in a write-off of $528 million. The carrying amount of certain properties held for sale was reduced by $1 million to their net realizable value as of December 28, 2001.

      The Company recorded a special charge of $15 million to write off $5 million of officers' loans and to record a $10 million facilities charge. The officers' loans (notes receivable from employees for common stock), which were previously included in other assets, were written down to zero. The common stock of the Company declined significantly in 2001, and the New York Stock Exchange determined that trading of the common stock of the Company should be suspended on

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 27, 2001. The $10 million facilities charge relates primarily to minimum lease commitments and the associated payment obligations due after 2001.

      Twelve Months Ended December 29, 2000: The Company recorded a special charge of $40.7 million for the twelve months ended December 29, 2000, including $37.5 million for changes in estimates on accounts receivable, and $3.2 million relating to other items. The accounts receivable portion of the charge primarily reduced the carrying value of project claims which have been in protracted litigation, and adjusted the close-out value of certain acquired accounts receivable. In the quarter ended December 29, 2000, the Company adopted a strategy to accelerate the resolution of these project claims. The special charge related to the project claims represented estimates of reduced recoverability of the project claims under the accelerated resolution strategy as part of the Company's debt reduction plan. Many of these project claims were acquired as part of IT's previous business combinations.

      The remaining $3.2 million of the special charge related to a $2.2 million noncash charge for the sale of the Company's 50.1% interest in Chi Mei IT, a Taiwan entity, in December 2000, and a $1.0 million restructuring charge relating to a facility closure and downsizing plan which was finalized in December 2000. The facility restructuring plan includes closing ten offices and warehouses, and downsizing eight offices and warehouses. The plan was substantially implemented by the first quarter of 2001. Payments relating to lease obligations, net of sublease recovery estimations, will primarily be incurred through 2002, although some leases on downsized facilities continue through 2006.

7.    DEBT IN DEFAULT:

    Debt consists of the following:

                                                      DECEMBER 28,  DECEMBER 29,
                                                          2001         2000
                                                        --------     --------
                                                           (In thousands)
Credit Agreement Debt:
    Revolver borrowings outstanding.................... $ 175,600   $ 74,500
    Term Loan B........................................   212,250    216,750
    Term Loan C........................................    97,000     99,000
11.25% Senior Subordinated Notes--Due April 1, 2009 ...   225,000    225,000
8% Convertible Subordinated Debentures--Due
  October 1, 2006......................................    31,622     35,860
Other..................................................    11,843      8,113
                                                        ---------   --------
                                                          753,315    659,223
Less current portion...................................        --    (14,600)

Less debt in default...................................  (753,315)        --
                                                        ---------   --------
                                                        $     -0-   $644,623
                                                        =========   ========

      The convertible subordinated debentures are convertible into 45.04 shares of common stock and $107.50 cash per $1,000 unit with interest payable semiannually on April 1 and October 1, and are redeemable at par at the option of the Company. The convertible subordinated debentures require annual mandatory sinking fund payments of 7.5% (approximately $4 million per annum) of the original principal amount which commenced in 1996, and continue through October 1, 2005. Annual sinking fund requirements may be met by open market purchases of debentures for retirement.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      As amended in December 2000, the Company's credit facilities currently consist of an eight-year amortizing term loan (Term Loan B), currently with $212 million outstanding, a seven-year amortizing term loan (Term Loan C), currently with $97 million outstanding, and a six-year revolving credit facility (revolving loans) of $185 million that contains a sublimit of $25 million for letter of credit issuance. The Term Loan B currently bears interest at a rate equal to LIBOR plus 3.375% per annum (or the lender's base rate plus 2.375% per annum) and amortizes on a semi-annual basis in aggregate annual installments of $4.5 million through June 2004, with the remainder payable in eight equal quarterly installments. The Term Loan C currently bears interest at a rate equal to LIBOR plus 3.625% per annum (or the lender's base rate plus 2.625% per annum) and amortizes on a semiannual basis in aggregate annual installments of $2.0 million, and four quarterly payments of $22 million commencing in September 2006 through June 2007. The revolving loans currently bear interest at a rate equal to LIBOR plus 2.75% per annum (or the lender's base rate plus 1.75% per annum). The interest rate spreads on the term loans are subject to one downward adjustment, and the interest rate spreads on the revolving loans are subject to six downward adjustments, if applicable, based upon the ratio of the Company's consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA, as defined by the credit facilities). Paydowns of the Company's revolving facility allow for subsequent reborrowing under the facility. The credit facilities are secured by a security interest in substantially all of the assets of the Company and its subsidiaries. In addition, the facilities include representations, warranties and covenants customary for facilities of this type and include various financial covenants, including maintaining a ratio of total consolidated debt to EBITDA, interest coverage, and limitations (subject to certain exceptions) on indebtedness, lease obligations, mergers and acquisitions and other fundamental changes, prohibit the payment of cash dividends on common stock and limit capital expenditures. In December 2000, the Company requested, and received approval from its lenders for, an amendment to the credit agreement for the exclusion of the special charge from the covenant ratio calculations and revisions to the financial covenants which included, among other items, the deferral of more restrictive future financial covenants for interest coverage, fixed charge coverage and maximum EBITDA leverage to later quarters over the next two years. On December 13, 2001, the Company announced it would not be in compliance with the financial covenants of its credit facilities (see Note 2, "Going Concern" and Note 6, "Impairment of Long-Lived Assets and Special Charges"). As of December 28, 2001, all of the Company's debt is classified as "Debt in Default" on the accompanying consolidated balance sheet.

      On April 9, 1999, the Company issued $225 million of ten-year senior subordinated notes (Notes). The Company received $216 million in proceeds, net of expenses of $9 million. The Notes have an 11.25% fixed rate of interest payable every six months in cash commencing in October 1999. There are no mandatory sinking fund payments, and the Notes have a stated maturity of April 1, 2009. The Notes are wholly or partially redeemable at the Company's option at a premium after 2004. Upon the issuance of capital stock prior to April 1, 2002, up to 35% of the Notes are redeemable at the Company's option at 111.25% of face value. The Notes are general unsecured obligations of the Company, subordinated to the Company's credit facilities and other senior indebtedness and pari passu with other existing and future indebtedness unless the terms of that indebtedness expressly provide otherwise. The proceeds of the Notes were used to fund the Roche and EFM acquisitions (see Note 4, "Business Acquisitions") and to refinance existing indebtedness under the Company's revolving credit facility.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      The Company also has various miscellaneous other borrowings and capital lease obligations totaling $11.8 million at interest rates ranging from 7.0% to 12.3%. Letters of credit outstanding at December 28, 2001 were $9 million. Additionally, the Company has $16 million in deferred financing costs, included in other assets, as of December 28, 2001.

      On January 23, 2002, The Shaw Group Inc., through a wholly owned subsidiary, agreed to extend the Company postpetition financing in the form of a Debtors-in-Possession Credit Agreement. The agreement provided the Company with a revolving facility of $25 million with an additional discretionary amount available up to $50 million.

      Due to the Company's filing for protection under Chapter 11 of the U.S. Bankruptcy Code as described in Note 2, it is considered impracticable and inappropriate to estimate the fair value of the Company's debt as of December 28, 2001.

8.    INCOME TAXES:

      Income tax provision (benefit), net of changes in the deferred tax valuation allowance, consists of the following:

                                                         TWELVE MONTHS ENDED
                                               DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                  2001            2000          1999
                                                --------        --------      --------
                                                             (In thousands)
Current:
    Federal...................................  $     --        $      --     $    500
    State.....................................     1,200            1,400        2,400
    Foreign...................................       489            1,106          100
                                                --------        ---------     --------
                                                   1,689            2,506        3,000
                                                --------        ---------     --------
Deferred:
    Federal...................................   131,160          (12,151)      15,778
    State.....................................    11,916           (1,285)       1,862
    Foreign...................................      (583)           1,192        1,284
                                                --------        ---------     --------
                                                 142,493          (12,244)      18,924

    Total provision (benefit).................  $144,182        $  (9,738)    $ 21,924
                                                ========        =========     ========

      A reconciliation of the provision (benefit) for income taxes computed by applying the federal statutory rate of 35% to the results of continuing operations before income taxes and the reported provision (benefit) for income taxes is as follows:

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                                             TWELVE MONTHS ENDED
                                                  DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                                     2001           2000            1999
                                                   --------       --------        --------
                                                               (In thousands)
Income tax provision (benefit) computed at
  statutory federal income tax rate.............  $(269,572)      $(2,703)        $ 21,211

State income taxes, net of federal tax benefit,
if any..........................................      2,518           675            3,460
Amortization and impairment of cost in excess
of net assets of acquired businesses............    143,826         5,709            4,045
Deferred tax asset valuation allowance
adjustment......................................    267,038        (8,500)          (2,685)
Research and development tax credits............         --        (5,075)          (4,025)
Other...........................................        372           156              (82)
                                                  ---------       -------         --------
    Total provision (benefit)...................  $ 144,182       $(9,738)        $ 21,924
                                                  =========       =======         ========

      At December 28, 2001 and December 29, 2000, the Company had deferred tax assets and liabilities as follows:

                                                          DECEMBER 28,   DECEMBER 29,
                                                              2001          2001
                                                          ------------   ------------
                                                                (In thousands)
Deferred tax assets:
    Closure accruals--discontinued operations..........   $    5,740     $   5,664
    NOL carryforwards..................................      158,202        96,961
    Capital loss carryover.............................        2,868        18,071
    Alternative minimum tax credit carryforwards.......        5,454         5,454
    Research and development and other tax credit
      carryforwards....................................       29,777        33,750
    Book depreciation in excess of tax depreciation....        9,391            --
    Asset basis difference--acquisitions...............       87,199        82,261
    Other, net.........................................       33,909         4,540
       Gross deferred tax asset........................      332,540       246,701
    Valuation allowance for deferred tax asset.........     (318,116)      (51,078)
                                                          ----------     ---------
       Total deferred tax assets.......................       14,424       195,623
Deferred tax liabilities:
    Tax depreciation in excess of book depreciation....           --       (41,248)
    Asset basis difference--discontinued operations....      (14,424)      (13,722)
    Other, net.........................................           --        (1,959)
                                                          ----------     ---------
       Total deferred tax liabilities..................      (14,424)      (56,929)
                                                          ----------     ---------
    Net deferred tax asset.............................   $       --     $ 138,694
                                                          ==========     =========
Net current asset......................................   $       --     $  38,101
Net noncurrent asset...................................           --       100,593
                                                          ----------     ---------
    Net deferred tax asset.............................   $       --     $ 138,694
                                                          ==========     =========

      At December 28, 2001, the Company had net operating losses (NOLs), tax credit carryforwards and capital losses with expiration dates as follows:

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   RESEARCH
                                          NET         AND              CAPITAL
                                       OPERATING  DEVELOPMENT   OTHER    LOSS
EXPIRATION DATES                        LOSSES    TAX CREDITS  CREDITS CARRYOVER
----------------                       ---------  -----------  ------- ---------
                                                   (In thousands)

2001--2006............................ $  5,944    $  6,967     $  183  $ 7,064
2007--2011............................   99,313       7,431         --       --
2012--2016............................       --       2,265         --       --
2017--2021............................  264,542      12,931         --       --
                                       --------    --------     ------  -------
    Total............................. $369,799    $ 29,594     $  183  $ 7,064
                                       ========    ========     ======  =======

      As a result of the factors discussed in Note 2, the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code. These factors make it more likely than not that the Company will not be able to realize deferred tax assets on an ongoing basis. Accordingly, the deferred tax valuation allowance was increased from $51 million to $321 million during the twelve months ended December 28, 2001.

9.    EARNINGS PER SHARE:

      The following table sets forth the computation of basic and diluted earnings per share:

                                                            TWELVE MONTHS ENDED
                                                  DECEMBER 28,  DECEMBER 29,  DECEMBER 31,
                                                      2001          2000         1999
                                                  -----------   -----------   -----------
                                                   (In thousands, except per share data)
Numerator:
    Income (loss)................................. $(914,389)    $ 2,016       $ 38,678
    Preferred stock dividends.....................    (4,080)     (6,360)        (6,360)
                                                   ---------     -------       --------
    Numerator for basic earnings per
      share--net income (loss) available
      to common stockholders...................... $(918,469)    $(4,344)      $ 32,318
                                                   =========     =======       ========

    Effect of conversion of dilutive securities:
      Preferred stock dividends...................        --          --          2,768
      Convertible subordinated debentures.........        --          --          2,219
                                                   ---------     -------       --------
    Numerator for diluted earnings per
      share--net income (loss) available
      to common stockholders...................... $(918,469)    $(4,344)      $ 37,305
                                                   =========     =======       ========
Denominator:
    Weighted-average number of common shares
    outstanding for basic earnings per
      share.......................................    21,790      22,395         22,718
                                                   =========     =======       ========
    Effect of conversion of dilutive
    securities:
      Common equivalent shares and
        nonvested stock...........................        --          --            443
      Convertible preferred stock.................        --          --          6,073
      Convertible subordinated debentures.........        --          --          1,958
                                                   ---------     -------       --------
    Denominator for diluted earnings per
      share--adjusted weighted average
      shares and assumed conversions..............    21,790      22,395         31,192
                                                   =========     =======       ========
Net income (loss) per share basic:
    Continuing operations......................... $  (41.36)    $ (0.19)      $   1.42
    Discontinued operations.......................     (0.79)         --             --
                                                   ---------     -------       --------
                                                   $  (42.15)    $ (0.19)      $   1.42
                                                   =========     =======       ========

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Net income (loss) per share diluted:
    Continuing operations......................... $  (41.36)    $ (0.19)      $   1.20
    Discontinued operations.......................     (0.79)         --             --
                                                   ---------     -------       --------
                                                   $  (42.15)      (0.19)          1.20
                                                   =========     =======       ========

      Stock options to purchase 1,909,265 of common stock and 136,370 shares of nonvested restricted stock were outstanding at December 28, 2001, but were not included in the earnings per share computation since they would be antidilutive to the net loss available to common shareholders for the twelve months ended December 28, 2001.

10.   COMMITMENTS AND CONTINGENCIES:

Lease Commitments

      The Company's operating lease obligations are principally for buildings and equipment. Most leases contain renewal options at varying terms. Generally, the Company is responsible for property taxes and insurance on its leased property. At December 28, 2001, future minimum rental commitments under noncancelable leases with terms longer than one year aggregate $139 million and require payments in the five succeeding years and thereafter of $43 million, $34 million, $26 million, $18 million, $9 million, and $9 million, respectively. A portion of these leases represents duplicative facilities and equipment resulting from prior business acquisitions for which accruals have been established and included in the cost in excess of net assets of acquired business (see Note 4, "Business Acquisitions").

      Rental expense related to continuing operations was $53 million for the twelve months ended December 28, 2001, $46 million for the twelve months ended December 29, 2000, and $36 million for the twelve months ended December 31, 1999.

Contingencies

      The Company is subject to claims and lawsuits in the ordinary course of its business. In the opinion of management, all such other pending claims are either adequately covered by insurance or, if not insured, will not individually or in the aggregate result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company. In the course of the Company's business, there is always risk and uncertainty in pursuing and defending claims and litigation and, notwithstanding the reserves currently established, adverse future results in litigation or other proceedings could have a material adverse effect upon the Company's consolidated financial condition, liquidity and results of operations. As a result of the Company's filing for protection under Chapter 11 of the U.S. Bankruptcy Code, all of the Company's ongoing litigation at January 16, 2002, has been stayed pending the outcome of the bankruptcy proceedings.

      The following paragraphs describe the Company's litigation appropriate for disclosure under the provisions of Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies."

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Occidental Chemical Litigation

      The Company had entered into an agreement with Occidental to install a collection system for a landfill in Niagara Falls, New York. Occidental filed an action (Occidental Chemical Corporation v. International Technology Corporation, U.S.D.C., W.D.N.Y., Case No. 97-CV-0053) alleging that IT delayed performance and caused Occidental to incur additional costs. The Company disputes these allegations, and filed a counterclaim for damages resulting from, among other things, differing site conditions in excess of $1.6 million. Occidental amended its complaint to allege that the system is not functioning as designed and claims damages in excess of $5.0 million.

Roy F. Weston, Inc. Arbitration

      A demand for arbitration (American Arbitration Association, Case No. 55y1920003601PL) was filed by Roy F. Weston, Inc. (Weston) against Groundwater Technology, Inc. (GTI), a wholly owned subsidiary of the Company, involving a thermal desorption unit provided by Weston under subcontract to GTI at the Coleman Evans Superfund Site in Florida. Weston alleges that GTI furnished soils containing organic matter greatly in excess of that permitted by the subcontract. In addition, Weston alleges that it had to re-engineer and modify its equipment and operations to allow processing of the nonspecification soils and requests additional compensation of $9.6 million dollars. GTI has denied the allegations and has filed a counterclaim for deficient contract performance and breach of contract in the amount of approximately $2 million dollars. The arbitration is scheduled for September 2002.

PAI Corporation v. Fluor Daniel GTI, Inc. and IT Corporation

      This breach of contract and fraud action (PAI Corporation v. Fluor Daniel GTI, Inc. and IT Corporation, United States District Court, E. Dist, Tennessee, Civil Action No. 3:98-CV715) alleges that GTI failed to award work in the volume required by agreements in connection with work on a DOD contract. PAI claims the profits which would have been realized if it had been accorded work under its construction of the agreements. GTI has denied the allegations and asserted that the agreements call for certain "minimum goals" which were sought in good faith, but which could not be achieved, in part, due to the client's rejection of PAI as a subcontractor for a large portion of the contract. The plaintiff demands $1.3 million. To date, attempts to settle the case have failed, and it is currently stayed as a result of the Company's bankruptcy proceedings.

Michael Szomjassy v. OHM Corporation and International Technology Corporation; Robert Blackwell et al v. OHM Corporation and International Technology Corporation

      Plaintiff is the "Szomjassy action" (Michael Szomjassy v. OHM Corporation (a wholly owned subsidiary of the Company) and International Technology Corporation, United States District Court, N. Dist. Georgia, Civil Action No. 1:98-CV 3705) alleges that he was entitled, by reason of an employment agreement with OHM Corporation, to be paid at least $2 million upon the Company's acquisition of OHM. Plaintiffs in the "Blackwell action" (Robert Blackwell et al.v. OHM Corporation and International Technology Corporation, United States District, Dist D.C. Civil Action No. 1:98CV01221(EGS)) seek collectively approximately $2.5 million in compensatory and $4 million in punitive damages based on allegations similar to those in the Szomjassy action. On

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


October 31, 2001, the court in the Szomjassy action entered judgment in favor of plaintiffs and against the Company in the amount of approximately $1.1 million. The Company's motions for a new trial and judgement notwithstanding the verdict were pending at the time the Company filed its petition for relief in bankruptcy. The Company settled with all but one of the plaintiffs in the Blackwell action prior to the filing of the Company's petition for relief in bankruptcy.

Sevenson Patent Infringement Litigation

      Sevenson Environmental Services alleges (in Sevenson Environmental Services v. The IT Group, Inc., et al, United States District Court, U. Dist. N.Y., Civil Action No. 00-CV-0377A (Scott)) that the Company infringed various patents claimed with respect to the use of phosphate and sulfate-based reagents to treat contaminated soils. Sevenson claims the infringement was willful and deliberate and seeks unspecified damages. The Company denies these allegations and believes it has meritorious defenses to the allegations. The Company has moved to dismiss the action on the grounds that the governmental client for whom the work was performed had authorized or consented to that work. The Company's motion, which was initially denied, was pending before the court when the matter was stayed on account of the Company's bankruptcy.

Staro Asset Management Lawsuit

      In an action filed in the United States District Court, Western District of Pennsylvania, Case No. 02-0886, Staro Asset Management LLC alleges that certain officers of the Company violated Sections 10(b), 18 and 20 of the Securities Exchange Act of 1934 and engaged in fraud by reason of certain statements made in the Company's financial statements. Although the Company has not been named as a defendant in this action, certain of the officers of the Company have tendered their defense to and demanded indemnity from the Company.

Thomas L. Payne Lawsuit

      In an class action suit filed in the United States District Court, District of Nevada, Case No. CV-S-02-0764, Thomas L. Payne alleges that certain officers of the Company violated Sections 10(b) and 20 of the Securities Exchange Act of 1934 by misrepresenting the financial position of the Company. Although the Company has not been named as a defendant in this action, certain of the officers of the Company have tendered their defense to and demanded indemnity from the Company.

11.   PREFERRED STOCK:

6% Preferred Stock

      At the November 20, 1996 Annual Meeting of Stockholders, IT's shareholders voted to approve a $45 million investment (the Carlyle Investment) by The Carlyle Group (Carlyle), a Washington, D.C.-based merchant banking firm. The Carlyle Investment consists of 45,000 shares of 6% Cumulative Convertible Participating Preferred Stock, par value $100 per share (Convertible Preferred Stock) and detachable warrants to purchase 1,250,000 shares of IT common stock, par value $.01 per share which expired on November 20, 2001 (Carlyle Warrants). The net proceeds to IT (after related offering costs of $4.4 million) from the Carlyle Investment were $40.6 million.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Carlyle holds approximately 25% of the voting power of IT. The terms of the Convertible Preferred Stock provide that if Carlyle continues to own at least 20% of the voting power of the Company then holders of the convertible preferred stock will be entitled to elect the largest number of directors which is a minority of directors and to vote with the common stock (as a single class) on the election of the remaining directors.

         The Convertible Preferred Stock ranks, as to dividends and liquidation, pari passu to the Company's 7% Preferred Stock (see "7% Preferred Stock") and prior to the Company's common stock. Carlyle was paid 1,095 shares of convertible preferred stock from November 20, 1997 though November 20, 1998. Commencing November 21, 1998, dividends were paid quarterly in cash at the rate of 6% per annum through May 2001. No dividends were paid or declared on the Convertible Preferred Stock subsequent to May 2001 and it is not anticipated that the dividends in arrears will be paid. The Convertible Preferred Stock is entitled to a liquidation preference of $1,000 per share.

         The Convertible Preferred Stock may at any time, at the option of Carlyle, be converted into IT common shares. At December 28, 2001, 6,073,016 common shares are issuable upon conversion of the Convertible Preferred Stock. The conversion price of the Convertible Preferred Stock is $7.59 per share.

7% Preferred Stock

         In a September 1993 public offering, the Company issued 2,400,000 depositary shares, each representing a 1/100th interest in a share of the Company's 7% Cumulative Convertible Exchangeable Preferred Stock (7% Preferred Stock). The depositary shares entitle the holder to all proportional rights and preferences of the 7% Preferred Stock, including dividend, liquidation, conversion, redemption and voting rights and preferences.

         The 7% Preferred Stock ranks, as to dividends and liquidation, pari passu to the 6% Convertible Preferred Stock and prior to the Company's common stock. The dividend per annum and liquidation preference for each share of 7% Preferred Stock are $175 and $2,500, respectively, and for each depositary share are $1.75 and $25, respectively. Dividends on the 7% Preferred Stock and depositary shares were declared and paid quarterly through the third quarter of 2001. No dividends were declared or paid in the fourth quarter of 2001, and it is not anticipated that the dividends in arrears will be paid.

         The 7% Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $23.36 per share, subject to adjustment under certain circumstances. At December 28, 2001, 2,199,903 shares of common stock are issuable upon conversion of the 7% Preferred stock. The 7% Preferred Stock may be redeemed at any time, at the option of the Company, in whole or in part, initially at a price of $2,622.50 per share of Preferred Stock (equivalent to $26.225 per depositary share).

         The 7% Preferred Stock is nonvoting, except that holders are entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends (whether consecutive or not) on the 7% Preferred Stock are in arrears. Such voting rights will continue until such time as the dividend arrearage on the 7% Preferred Stock has been paid in full.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.      STOCK INCENTIVE PLANS:

Summary

         At the June 8, 2000 Annual Meeting of Stockholders, IT's shareholders voted to approve the Company's 2000 Stock Incentive Plan (2000 Plan) which provides for the issuance of the Company's common stock or any other security or benefit with a value derived from the value of its common stock. As of December 28, 2001, there were 892,610 stock options available under the 2000 Plan.

         At the November 20, 1996 Annual Meeting of Stockholders, IT's shareholders voted to approve the Company's 1996 Stock Incentive Plan (1996
Plan) which provides for the issuance of the Company's common stock or any other security or benefit with a value derived from the value of its common stock. Options are granted at exercise prices equal to the quoted market price at the date of grant. No stock options are available for grant under the 1996 Plan.

         The Company's 1991 Stock Incentive Plan (1991 Plan) and 1983 Stock Incentive Plan (1983 Plan) provided for the granting of incentive and nonqualified stock options and the issuance of the Company's common stock or any other security or benefit with a value derived from the value of its common stock. Also, in conjunction with the acquisition of OHM in 1998, approximately 188,000 OHM stock options (OHM options) converted into 262,125 IT stock options on the acquisition date. At December 28, 2001, 124,227 converted OHM options remain outstanding. No shares are available for grant under the 1983 Plan, the 1991 Plan, or relating to the OHM acquisition.

         Changes in the number of shares represented by outstanding options and other summarized information under all Plans during the twelve months ended December 28, 2001, December 29, 2000, and December 31, 1999 are summarized as follows:

                                               TWELVE MONTHS ENDED         TWELVE MONTHS ENDED          TWELVE MONTHS ENDED
                                                DECEMBER 28, 2001           DECEMBER 29, 2000            DECEMBER 31, 1999
                                             -----------------------     ------------------------     ------------------------
                                                            WEIGHTED-                   WEIGHTED-                    WEIGHTED-
                                                            AVERAGE                     AVERAGE                      AVERAGE
                                                            EXERCISE                    EXERCISE                     EXERCISE
                                               SHARES        PRICE        SHARES         PRICE         SHARES         PRICE
                                             ---------      ---------    ---------      ---------     ---------      ---------
Outstanding at beginning of year ......      1,954,029       $11.46      1,591,010       $12.42       1,311,676       $11.11
Granted ...............................        389,500       $ 5.10        574,722       $ 8.72         651,954       $13.23
Exercised .............................             --                          --           --        (243,233)      $ 7.88
Forfeited .............................       (434,264)      $ 9.68       (211,703)      $11.24        (129,387)      $11.89
                                             ---------                   ---------                    ---------

Outstanding at end of year ............      1,909,265       $10.56      1,954,029       $11.46       1,591,010       $12.42
                                             =========                   =========                    =========

Options exercisable at year-end .......      1,012,634       $12.13        851,598       $12.74         668,589       $13.21
Weighted-average fair value of
     options granted during the year ..             --       $ 4.58             --       $ 5.14              --       $ 7.35


         The following table summarizes information about stock options outstanding at December 28, 2001:

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            OUTSTANDING                                         EXERCISABLE
---------------------------------------------------------------------   -----------------------------
                                   WEIGHTED-AVERAGE      WEIGHTED-                      WEIGHTED-
    RANGE OF           SHARES         REMAINING           AVERAGE          SHARES        AVERAGE
 EXERCISE PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------    -----------   ----------------    --------------   -----------   --------------
                                       (YEARS)
$  4.38 - $  8.50        494,593         7.7              $ 5.54           154,172        $ 6.51
$  8.51 - $ 12.50        848,808         6.3                9.69           483,278          9.93
$ 12.51 - $ 16.50        426,360         6.9               13.99           235,680         14.09
$ 16.51 - $ 28.00        139,504         0.7               22.23           139,504         22.23
                     -----------                                        ----------
                       1,909,265                                         1,012,634
                     ===========                                        ==========

Compensation Cost

         The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         SFAS No. 123 provides that, if its optional method of accounting for stock options is not adopted (and which the Company has not adopted), disclosure is required of pro forma net income and net income per share. In determining the pro forma information for stock options granted, the fair value for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:


                                                                                   TWELVE MONTHS ENDED
                                                                        DECEMBER 28,    DECEMBER 29,   DECEMBER 31,
                                                                            2001            2000          1999
                                                                        ------------    ------------   ------------
Risk-free interest rate based upon zero-coupon U.S. Treasury Notes....       6.0%           6.6%          6.6%
Dividend yield........................................................      None           None          None
Expected volatility of the Company's common stock.....................      45.0%          45.3%         41.4%
Expected life of each option (in years)...............................       7.5            7.5           7.3

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         If compensation cost for the Company's stock options had been determined based on the fair value at the grant dates as defined by SFAS No. 123, the Company's net income (loss) applicable to common stock and net income
(loss) per common share would have changed to the following pro forma amounts:

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                             TWELVE MONTHS ENDED
                                                  DECEMBER 28,    DECEMBER 29,   DECEMBER 31,
                                                      2001           2000           1999
                                                  ------------    ------------   ------------
                                                    (In thousands, except per share data)
Net income (loss) applicable to common stock
     As reported ...............................   $(918,469)      $ (4,344)      $ 32,318
                                                   =========       ========       ========
     Pro forma .................................   $(921,958)      $ (5,423)      $ 31,617
                                                   =========       ========       ========
Net income (loss) per common share, diluted
     As reported ...............................   $  (42.15)      $  (0.19)      $   1.20
                                                   =========       ========       ========
     Pro forma .................................   $  (42.31)      $  (0.24)      $   1.17
                                                   =========       ========       ========

         The Company awarded 110,000 and 126,202 shares of nonvested restricted stock during the twelve months ended December 28, 2001 and December 29, 2000, respectively, to certain senior executives at a weighted average fair value of $5.125 and $9.125 per share, respectively. The restricted stock vests ratably in four annual installments and as of December 28, 2001, 136,370 shares remained unvested. Compensation expense of $0.6 million and $0.3 million was recorded in the twelve months ended December 28, 2001 and December 29, 2000, respectively, related to these stock awards.

13.      EMPLOYEE BENEFIT PLANS:

         The Company has a defined contribution, contributory pension and profit sharing plan (the Plan), covering all employees (excluding project hourly employees) with one year of continuous service who meet certain hours of work requirements. The Company contributes up to 4% of participants' eligible compensation by matching 100% of each participant's contribution (up to 4% of eligible compensation). Prior to January 1, 1999, the Company contributed up to 2% of participants' eligible compensation by matching 50% of each participant's contribution (up to 4% of eligible compensation) to the Company's voluntary 401(k) savings plan. The Plan currently allows a maximum contribution of up to 15% of participants' eligible compensation up to $10,500 annually. As the Company had not funded this contribution during fiscal 2001, the Company had accrued $7 million as of December 28, 2001 for its matching contribution. The Company had funded the fiscal 2000 match prior to December 29, 2000.

         Subsequent to December 28, 2001, the Company filed an amendment and termination request with the Internal Revenue Service. If approved, the employer matching contribution outstanding at December 28, 2001 will no longer be due by the Company and the Plan will be terminated effective July 1, 2002.

         Pension and profit sharing expense was $8 million, $8 million and $10 million for the twelve months ended December 28, 2001, December 29, 2000, and December 31, 1999, respectively.

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.      OPERATING SEGMENTS:

Organization

         The IT Group, Inc. has three reportable segments: Government Services, Commercial Services, and International. The Government Services segment provides diversified services to the federal government in the areas of Hazardous, Toxic and Radiological Waste remediation, Outsourced Services for renovation, design/build and facilities management, and Civil Works. The Commercial Services segment provides comprehensive engineering and construction services to commercial clients, primarily in the petroleum, chemical, manufacturing, transportation, telecommunication, utility and solid waste industries through four business lines: Commercial Services, Solid Waste, Transportation and Telecommunication, and Real Estate Restoration. The International segment provides comprehensive infrastructure and environmental services to multinational and foreign-based clients through controlled entities and joint ventures, with principal operations in Canada, Europe, and Australia.

Segment Information

                                                GOVERNMENT      COMMERCIAL
                                                 SERVICES        SERVICES    INTERNATIONAL       TOTAL
                                                ----------      ----------   -------------       -----
                                                                     (In thousands)
Twelve Months Ended December 28, 2001
   Revenues ..............................      $ 679,015       $ 489,403       $ 89,152       $1,257,570
   Segment profit (loss)..................             47         (46,875)        (7,932)         (54,760)
   Depreciation expense ..................          2,763           4,421            820            8,004
   Segment assets ........................        144,529         113,316         23,179          281,024

Twelve Months Ended December 29, 2000
   Revenues ..............................      $ 714,804       $ 635,092       $ 97,355       $1,447,251
   Segment profit ........................         77,725          77,528          5,875          161,128
   Depreciation expense ..................          3,752           4,766          1,175            9,693
   Segment assets ........................        204,263         180,877         22,231          407,371

Twelve Months Ended December 31, 1999
   Revenues ..............................      $ 751,698       $ 499,302       $ 63,251       $1,314,251
   Segment profit ........................         85,172          76,132          4,116          165,420
   Depreciation expense ..................          4,802           4,061            863            9,726
   Segment assets ........................        208,191         174,754         26,335          409,280



                                                                               TWELVE MONTHS ENDED
                                                                  DECEMBER 28,     DECEMBER 29,     DECEMBER 31,
                                                                     2001             2000             1999
                                                                  ------------     ------------     ------------
                                                                                  (In thousands)
  Profit or Loss
     Total profit (loss) for reportable segments ..............   $  (54,760)      $  161,128       $  165,420
     Unallocated amounts:
        Corporate selling, general and administrative, and
          Goodwill amortization expenses ......................      (75,129)         (55,936)         (50,703)

                               THE IT GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Impairment of long-lived assets(a) ..................     (529,428)              --               --
          Special charges(a) ..................................      (15,392)         (40,745)              --
          Interest expense, net ...............................      (78,298)         (72,169)         (54,115)
                                                                  ----------       ----------       ----------
          Income (loss) before income taxes ...................   $ (753,007)      $   (7,722)      $   60,602
                                                                  ==========       ==========       ==========
  Assets(b)
     Assets for reportable segments ...........................   $  281,024       $  407,371       $  409,280
     Other assets .............................................      236,611          915,620          871,591
                                                                  ----------       ----------       ----------
          Total consolidated assets ...........................   $  517,635       $1,322,991       $1,280,871
                                                                  ==========       ==========       ==========
  Depreciation Expense
     Depreciation for reportable segments .....................   $    8,004       $    9,693       $    9,726
     Depreciation on corporate assets(c) ......................        6,470            5,114            3,961
                                                                  ----------       ----------       ----------
          Total depreciation expense ..........................   $   14,474       $   14,807       $   13,687
                                                                  ==========       ==========       ==========

(a) See Notes to Consolidated Financial Statements--Note 6, "Impairment of Long-Lived Assets and Special Charges." These special charges are excluded from segment profit (loss) because management does not include special charges when analyzing the Company's business segments.

(b) Segment assets include accounts receivable of each business segment, net of billings in excess of revenues, and excludes the allowance for doubtful accounts. Other assets are principally long-term assets including property and equipment, cost in excess of net assets of acquired businesses, income tax assets and assets of discontinued operations.

(c) Depreciation on corporate assets includes corporate facilities, furniture and equipment and the Company's mainframe computer hardware and software which have not been allocated to the operating segments.

Geographic Information

                          TWELVE MONTHS ENDED             TWELVE MONTHS ENDED           TWELVE MONTHS ENDED
                           DECEMBER 28, 2001               DECEMBER 29, 2000             DECEMBER 31, 1999
                       ---------------------------     --------------------------    --------------------------
                                        LONG-LIVED                     LONG-LIVED                    LONG-LIVED
                       REVENUES(a)      ASSETS(b)      REVENUES(a)     ASSETS(b)     REVENUES(a)     ASSETS(b)
                       -----------      ---------      -----------     ----------    -----------     ---------
                                                              (In thousands)
United States .......  $1,186,293       $115,406       $1,368,897      $637,672      $1,255,562      $632,296
Foreign countries ...      71,277          3,262           78,354        46,258          58,689        39,485
                       ----------       --------       ----------      --------      ----------      --------
                       $1,257,570       $118,668       $1,447,251      $683,930      $1,314,251      $671,781
                       ==========       ========       ==========      ========      ==========      ========

(a) Revenues are attributed to countries based on the location of the subsidiary.

(b) Long-lived assets include noncurrent assets of the Company, excluding deferred income taxes.

Major Clients

         The Company's revenues attributable to the U.S. Government were $681 million, $743 million and $525 million for the twelve months ended December 28, 2001, December 29, 2000 and December 31, 1999, respectively. All four of the Company's operating segments report from the U.S. Government. No other customer accounted for 10% or more of the Company's consolidated revenues in any fiscal period.

Revenues by Products and Services


                                                                               TWELVE MONTHS ENDED
                                                                 DECEMBER 28,      DECEMBER 29,     DECEMBER 31,
                                                                    2001              2000             1999
                                                                 -----------       -----------      ------------
                                                                                  (In thousands)
Engineering and construction services.......................... $ 1,017,906        $ 1,247,878       $1,130,329
Project, program and construction management...................     158,781            113,130          113,877
Consulting services............................................      80,883             86,243           70,045
                                                                -----------        -----------       ----------
                                                                $ 1,257,570        $ 1,447,251       $1,314,251
                                                                ===========        ===========       ==========

15.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

                                                                    FIRST       SECOND        THIRD      FOURTH
                                                                   QUARTER      QUARTER      QUARTER    QUARTER(a)
                                                                   -------      -------      -------    ----------
                                                                       (In thousands, except per share data)
Twelve Months Ended December 28, 2001:
     Revenues....................................................  $ 333,492   $ 364,666    $ 367,164   $  192,248
     Gross margin................................................     40,316      46,265       37,100     (160,920)
     Net income (loss)...........................................      2,183       5,001          461     (922,034)
     Net income (loss) applicable to common stock................        593       3,411       (1,129)    (921,344)
     Net income (loss) per share:
            Basic................................................  $    0.03   $    0.16    $   (0.05)   $  (42.29)
                                                                   =========   =========    ==========   ==========
            Diluted..............................................  $    0.03   $    0.15    $   (0.05)   $  (42.29)
                                                                   =========   =========    ==========   ==========


                                                                    FIRST       SECOND        THIRD      FOURTH
                                                                   QUARTER      QUARTER      QUARTER    QUARTER(a)
                                                                   -------      -------      -------    ----------
                                                                       (In thousands, except per share data)
Twelve Months Ended December 29, 2000:
     Revenues....................................................  $ 317,145   $ 347,904    $ 383,271    $ 398,931
     Gross margin................................................     42,423      46,969       49,243       42,066
     Net income..................................................      4,840       6,266        6,909      (15,999)
     Net income applicable to common stock.......................      3,250       4,676        5,319      (17,589)
     Net income per share:
            Basic................................................  $    0.14   $    0.20    $    0.24    $   (0.80)
                                                                   =========   =========    =========    =========
            Diluted..............................................  $    0.14   $    0.19    $    0.21    $   (0.80)
                                                                   =========   =========    =========    =========


(a) The impairment of long-lived assets, special charge and discontinued operations charge increased the fourth quarter loss by $562 million. See Note 6, "Impairment of Long-Lived Assets and Special Charges," for information relating to the twelve months ended December 28, 2001. The fourth quarter of 2001 loss was also increased by $167 million related to the reversal of revenues as discussed in Note 1 under Contract Accounting, Accounts Receivable and Billings in Excess of Revenues. Also, the fourth quarter of 2001 loss increased by $267 million from an increased valuation allowance on the deferred tax assets (see Note 8, "Income Taxes").

(b) The special charge reduced fourth quarter earnings by $40.7 million. See Note 6, "Impairment of Long-Lived Assets and Special Charges," for information relating to the twelve months ended December 29, 2000. The fourth quarter of 2000 also benefited by $6 million from a change in the valuation allowance for deferred tax assets due to a change in estimate (see Note 8, "Income Taxes").

16.      DISCONTINUED OPERATIONS:

Overview

         At December 28, 2001, the Company's consolidated balance sheet included accrued liabilities of approximately $2 million for closure costs of its disposal facilities, insurance program premium costs and potentially responsible party (PRP) matters. The Company ceased this business over fourteen years ago. The Company cumulatively recorded a provision for loss on disposition (including the initial provision and three subsequent adjustments) in the amount of $182 million, net of income tax benefit of $42 million for liabilities arising from the Company's transportation, treatment and disposal discontinued operations. During the twelve months ended December 28, 2001, December 29, 2000, and December 31, 1999, the Company funded previously accrued costs of $8 million, $11 million and $9 million, respectively, relating to closure plans and construction and PRP matters. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company.

Northern California Facilities

         In October 1999, the Company renegotiated its financial assurance requirements for the Company's Northern California Facilities. The renegotiated requirements included purchasing environmental insurance and a performance bond with an internationally recognized insurance carrier for the Company's obligations at its Northern California Facilities. The Company is required to perform, at its cost, the remaining closure activities at the Panoche disposal site. Closure activities at the other three Northern California Facilities are complete. Under the environmental insurance policy, the Company will perform postclosure activities at the four inactive Northern California Facilities, and will be reimbursed by the insurance policy, up to the policy limits which are in excess of the Company's estimates for postclosure costs, during the policy's thirty-one year term. Costs could be higher than estimated if regulatory agencies were to require closure and/or postclosure procedures significantly different than those in the approved plans, or if the Company is required to perform unexpected remediation work at the facilities in the future or to pay penalties for alleged noncompliance with regulations or permit conditions.

         On March 18, 1998, the California Environmental Protection Agency, Department of Toxic Substance Control (DTSC) certified the Environmental Impact Report and approved the Closure

Plan for the Panoche facility. Closure construction for the Closure Plan is substantially complete at December 28, 2001. Final approval of closure by the DTSC and issuance of postclosure permits is expected in fiscal 2002.

         The Company is presently discussing with the DTSC and certain former clients of the Company arrangements for the operation and maintenance of the Company's Northern California Facilities after the Company's bankruptcy. The Company cannot yet predict or determine the success or financial impact, if any, of these discussions and proposed arrangements.

         The carrying value of the long-term assets of discontinued operations of $25.5 million at December 28, 2001 is principally comprised of unused residual land at the inactive disposal facilities and assumes that land sales will occur at market prices estimated by the Company based on certain assumptions (entitlements, etc.). If the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value. During 2001, the Company recorded a $17.2 million charge to decrease the estimated carrying value.

         In addition to the environmental insurance policy for postclosure costs, the Company maintains Environmental Impairment Liability coverage for the Northern California Facilities through the Company's captive insurance company. The limits of the policy are $32 million which meet the current requirements of both federal and state law.

Operating Industries, Inc. Superfund Site

         Between October 1995 and April 1996, the Company, the USEPA and the Steering Committee agreed to settlements of the Company's alleged liability for certain prior response costs incurred by the USEPA. While resolving the Company's alleged liability for these response costs, the settlement did not include a release of liability for future or final OII remedies. The Company agreed to perform the final remedy pursuant to a consent decree with the USEPA. The Company did not believe it would be required to pay additional amounts in connection with the final remedy. The Company withdrew from the settlement in anticipation of its bankruptcy filing. The steering committee objected to the sale of the Company's assets to the Shaw Group and has appealed the overruling of its objection based on the claim (which is denied) that the Shaw Group is a successor to the Company for purposes of assessing liability under CERCLA.

Other Site Cleanup Actions

         The Company, as a major provider of hazardous waste transportation, treatment and disposal operations in California prior to December 1987, has been named a PRP at a number of other sites and may from time to time be so named at additional sites and may also face damage claims by third parties for alleged releases or discharges of contaminants or pollutants arising out of its discontinued operations.